                CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of
Oppenheimer Absolute Return Fund:

We consent to the use in this Registration Statement of Oppenheimer Absolute
Return Fund, of our report dated July 20, 2009, relating to the financial statements and financial highlights of Oppenheimer Absolute Return Fund, appearing in the Statement of Additional Information, which is part of such
Registration Statement, and to the references to our firm under the headings
"Financial Highlights" appearing in the Prospectus, which is also part of such
Registration Statement and "Independent Registered Public Accounting Firm"
appearing in the Statement of Additional Information.

                                            /s/ KPMG LLP
                                            KPMG LLP

Denver, Colorado
August 27, 2009